EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of MutualFirst Financial, Inc. (the "Company") on Form S-4 of our reports dated March 16, 2017, on our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the three-years in the period ended December 31, 2016, and on our audit of internal control over financial reporting of the Company as of December 31, 2016, which reports are included in Company's Annual Report on Form 10-K.  We also consent to the references to our firm under the caption "Experts."
/s/ BKD, LLP

BKD, LLP
Indianapolis, Indiana
January 17, 2018